Exhibit 99.1

Badger Meter Reports Fourth Quarter and Full Year 2018 Results

MILWAUKEE--(BUSINESS WIRE)--February 5, 2019--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Highlights

  Net sales for the fourth quarter were $104.4 million, representing an 8.0% increase from sales of $96.7 million in the fourth quarter of 2017.
  GAAP net earnings and diluted earnings per share (EPS) were $11.2 million and $0.39, respectively, compared to $7.2 million and $0.25 in the comparable prior year period.
  Excluding the impact of executive retirement charges, 2018 adjusted EPS was $0.40, representing a 60% increase from EPS of $0.25 in the fourth quarter of 2017.

Full Year 2018 Highlights

  Net sales were $433.7 million for the year ended December 31, 2018, a 7.8% increase from sales of $402.4 million in 2017.
  GAAP net earnings and EPS were $27.8 million and $0.95, respectively, compared to $34.6 million and $1.19 in the comparable prior year period.
  Excluding the impact of pension termination settlement and executive retirement charges, adjusted EPS was $1.54 for the year ended December 31, 2018, a 29% increase from EPS of $1.19 in 2017.

Fourth Quarter Operating Results

“We finished the year with outstanding results, delivering another strong quarter of sales and EPS growth. The positive momentum we have seen during the past several quarters continued into the fourth quarter, with high single-digit sales growth across our product lines in the municipal and flow instrumentation end-markets coupled with favorable sales mix and good spending leverage,” said Kenneth C. Bockhorst, President and Chief Executive Officer of Badger Meter.

Water utility sales grew 8% with increased commercial and residential activity, bolstered by accelerating acceptance of industry leading E-Series® Ultrasonic water meters and ORION® Cellular endpoints. Sales of flow instrumentation products increased 9% with further channel penetration in key target markets, such as water and wastewater and oil and gas.

Adjusted operating earnings, excluding executive retirement charges, was $15.3 million or 14.6% of sales, which improved 20 basis points year-over-year from 14.4% in the prior year’s fourth quarter. Gross profit margins were strong at 38.5%, although they moderated from the prior year’s robust level. Gross profit benefited from the higher sales volumes and positive price/cost dynamics. While the overall favorable trends in water utility sales mix continued, the prior year’s fourth quarter mix created a difficult comparison.

Adjusted selling, engineering and administration (“SEA”) expenses in the fourth quarter of 2018 were slightly lower than the prior year, and as a percent of sales, SEA leverage improved to 23.8% of sales from 26.0% in the prior year comparable quarter.

The fourth quarter included a $0.5 million ($0.4 million, or $0.01 per share after-tax) non-cash charge for the immediate vesting of equity awards in conjunction with the previously announced upcoming executive retirements.

Bockhorst continued, “Overall, I am extremely pleased with our results and execution which positions us well to continue to be able to capitalize on the favorable market momentum and our leading technology offerings. The entire Badger Meter team is doing a great job executing our customer-focused strategy and I want to thank them for their efforts.”

Outlook

“We see the favorable demand environment continuing as we begin 2019,” stated Bockhorst. “While market demand and our results can be uneven quarter-to-quarter, our backlog is solid and we anticipate ongoing positive customer reception of our proven, innovative technologies. For example, the timeline for introduction of our D-Flow ultrasonic technology into our E-Series® meters remains on track, which provides additional features for our customers while also improving our cost position. In addition, we have begun shipping our new ORION® Cellular radios with LTE-M technology, which puts us ahead of the curve for a seamless transition to 5G networks, while still providing the same level of support for previous generations.”

Bockhorst concluded, “With the leadership transitions announced and in place, we are focused on 2019 and beyond. Our top priority is to preserve the strong legacy of customer focus and innovation that has been the hallmark of Badger Meter for over a century. We will build on our culture of continuous improvement while investing both organically and via acquisition in superior products and services geared at preserving the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the company’s fourth quarter 2018 results today, Tuesday February 5, 2019 at 10:00 AM Central/11:00 AM Eastern time. The call can be accessed via webcast through the “Investor Relations” section of our website or by dialing 1-866-393-4306 (US) or 1-734-385-2616 (International) and entering the passcode 8397909. A replay of the conference call will be available through February 28, 2019 by dialing 1-855-859-2056 and entering the passcode 8397909. The webcast will be archived on the company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The company’s results are also subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$104,413	$96,650	$433,732	$402,440

Cost of sales	64,262	57,647	271,383	246,694

Gross margin	40,151	39,003	162,349	155,746

Selling, engineering and administration	25,341	25,128	105,480	99,151

Operating earnings	14,810	13,875	56,869	56,595

Interest expense, net	163	222	1,157	789
Other pension and postretirement costs	61	724	19,860	973

Earnings before income taxes	14,586	12,929	35,852	54,833

Provision for income taxes	3,347	5,696	8,062	20,262

Net earnings	$11,239	$7,233	$27,790	$34,571

Earnings per share:

Basic	$0.39	$0.25	$0.96	$1.20

Diluted	$0.39	$0.25	$0.95	$1.19

Shares used in computation of earnings per share:

Basic	28,989,523	28,927,513	28,993,074	28,927,487

Diluted	29,178,969	29,142,324	29,189,257	29,111,291

BADGER METER, INC.

RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP PERFORMANCE MEASURES
(in thousands, except share and earnings per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)

Selling, engineering and administration (GAAP measure)	$25,341	$25,128	$105,480	$99,151

Executive retirement charges	477	-	2,575	-

Adjusted selling, engineering and administration	$24,864	$25,128	$102,905	$99,151

Operating earnings (GAAP measure)	$14,810	$13,875	$56,869	$56,595

Executive retirement charges	477	-	2,575	-

Adjusted operating earnings	$15,287	$13,875	$59,444	$56,595

Net earnings (GAAP measure)	$11,239	$7,233	$27,790	$34,571

Executive retirement charges, net of tax	359	-	2,357	-

Pension termination settlement charge, net of tax	-	-	14,786	-

Adjusted net earnings	$11,598	$7,233	$44,933	$34,571

Diluted earnings per share (GAAP measure)	$0.39	$0.25	$0.95	$1.19

Executive retirement charges, net of tax	0.01	-	0.09	-

Pension termination settlement charge, net of tax	-	-	0.50	-

Adjusted diluted earnings per share	$0.40	$0.25	$1.54	$1.19

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2018	2017
	(Unaudited)

Cash	$13,086	$11,164
Receivables	66,300	58,210
Inventories	80,804	85,172
Other current assets	4,469	4,077
Total current assets	164,659	158,623

Net property, plant and equipment	90,321	93,601
Intangible assets, at cost less accumulated amortization	55,418	59,326
Other long-term assets	11,035	12,753
Goodwill	71,258	67,424
Total assets	$392,691	$391,727

Liabilities and Shareholders' Equity

Short-term debt	$18,060	$44,550
Payables	22,469	28,601
Accrued compensation and employee benefits	13,768	15,509
Other liabilities	5,718	4,449
Total current liabilities	60,015	93,109

Deferred income taxes	3,332	3,434
Long-term employee benefits and other	25,841	17,732
Shareholders' equity	303,503	277,452
Total liabilities and shareholders' equity	$392,691	$391,727

CONTACT:
Karen Bauer at (414) 371-7276 kbauer@badgermeter.com